Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS THIRD QUARTER 2014 U.S. GAAP NET EARNINGS OF $0.73 PER DILUTED SHARE, OR $0.79 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

ADJUSTS FULL YEAR NET SALES AND NET EARNINGS GUIDANCE FOR WEAKENING FOREIGN CURRENCIES

Auburn Hills, Michigan, October 30, 2014 – BorgWarner Inc. (NYSE: BWA) today reported third quarter 2014 U.S. GAAP net earnings of $0.73 per diluted share. Excluding non-comparable items, net earnings were $0.79 per diluted share. Net sales were $2,032 million in the quarter.

Third Quarter Highlights:

•	Net sales of $2,032 million, up 13% compared with third quarter 2013.

◦	Excluding the impact of foreign currencies and the Wahler acquisition, net sales were up 8% compared with third quarter 2013.

•	U.S. GAAP net earnings of $0.73 per diluted share.

◦	Excluding the $(0.06) per diluted share impact of restructuring and pension settlement activities, net earnings were $0.79 per diluted share, up 13% from third quarter 2013.

•	Operating income of $238 million.

◦	Excluding the $16 million pretax impact of restructuring and pension settlement activities, operating income was $254 million, or 12.5% of net sales.

Third Quarter Results: “Our third quarter results reaffirm the benefits of our focus on fuel efficient powertrain technologies,” said James R. Verrier, President and Chief Executive Officer, BorgWarner. "The global adoption of our technology, combined with the recent Wahler acquisition, drove 13% sales growth in the quarter. Operating income as a percentage of net sales, excluding non-comparable items, was 12.5%. A strong quarter for the company."

2014 Guidance: The company has updated its 2014 full year guidance. Due to weakening foreign currencies, net sales growth is now expected to be 12% to 13% compared with 2013, down from 13% to 15% previously. As a result, the company is also lowering its net earnings guidance to a range of $3.23 to $3.28 per diluted share from a previous range of $3.25 to $3.35 per diluted share. Both net earnings guidance ranges exclude non-comparable items. Operating income, as a percentage of net sales, is still expected to approach 13%, excluding non-comparable items.

Financial Results: Net sales were $2,032 million in third quarter 2014, up 13% from $1,806 million in third quarter 2013. Net earnings in the quarter were $167 million, or $0.73 per diluted share, compared with $167 million, or $0.72 per diluted share, in third quarter 2013. Third quarter 2014 net earnings included non-comparable items of $(0.06) per diluted share. Third quarter 2013 net earnings included non-comparable items of $0.02 per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $7 million in third quarter 2014 compared with third quarter 2013, while the impact on net earnings was negligible.

For the first nine months of 2014, net sales were $6,313 million, up 14% from $5,551 million in the first nine months of 2013. Net earnings in the first nine months of 2014 were $516 million, or $2.25 per diluted share, compared with $483 million, or $2.08 per diluted share, in the first nine months of 2013. Net earnings in the first nine months of 2014 included non-comparable items of $(0.25) per diluted share. Net earnings in the first nine months of 2013 included net non-comparable items of $(0.02) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $91 million and increased net earnings by approximately $0.02 per diluted share in the first nine months of 2014 compared with the first nine months of 2013.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share	Third Quarter		First Nine Months
	2014	2013	2014	2013

Non – U.S. GAAP	$0.79	$0.70	$2.50	$2.10

Reconciliations:
Restructuring expense	(0.05)		(0.24)
Program termination agreement				(0.03)
Retirement related obligations				(0.02)
Tax adjustments		0.02		0.03
Pension settlement	(0.01)		(0.01)

U.S. GAAP	$0.73	$0.72	$2.25	$2.08

[1] Column does not add due to rounding.

Net cash provided by operating activities was $546 million in the first nine months of 2014 compared with $515 million in the first nine months of 2013. Investments in capital expenditures, including tooling outlays, totaled $398 million in the first nine months of 2014, compared with $298 million in the first nine months of 2013. Balance sheet debt increased by $89 million and cash decreased by $157 million at the end of third quarter 2014 compared with the end of 2013. The $246 million increase in net debt was primarily due to dividend payments to shareholders, share repurchases and the Wahler acquisition. The company's net debt to net capital ratio was 12.2% at the end of third quarter 2014 compared with 7.2% at the end of 2013.

Engine Segment Results: Engine segment net sales were $1,412 million in third quarter 2014 compared with $1,210 million in third quarter 2013. Excluding the impact of foreign currencies and the Wahler acquisition, net sales were up 10% from the prior year's quarter, primarily due to higher sales of turbochargers and engine timing devices. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $223 million in third quarter 2014, up 14% from $196 million in third quarter 2013.

Drivetrain Segment Results: Drivetrain segment net sales were $627 million in third quarter 2014 compared with $604 million in third quarter 2013. Excluding the impact of foreign currencies, net sales were up 3% from the prior year’s quarter, primarily due to higher sales of dual clutch transmission modules, partially offset by a planned slow ramp-up of a major program by a North American customer. Adjusted EBIT was $68 million in third quarter 2014, up 3% from $66 million in third quarter 2013.

Recent Highlights:

•
BorgWarner supplies its mini direct-acting variable force solenoid for General Motors’ global front-wheel drive 6-speed automatic transmission program. Featured in a range of 2015 Chevrolet, Buick and GMC vehicles, BorgWarner’s solenoid enables improved fuel economy and shift feel. Applications exist in every major global market, including the Americas, Europe, China and South Korea.

•
The company officially opened its second turbocharger production facility in China. The new green facility is strategically located in Taicang, a major development area close to Shanghai. The facility will produce advanced turbochargers for several automakers.

•
BorgWarner's production facility in Ningbo, China, has produced more than 1.5 million exhaust gas recirculation (EGR) valves for passenger cars and commercial diesel vehicles. EGR helps reduce emissions and improve fuel economy. The plant has been supplying customers in China with EGR valves since 2010, and with EGR valves, coolers and modules since 2013. BorgWarner expects to produce one million EGR valves annually in the Ningbo production facility beginning in 2016.

Recent Highlights (continued):

•
The company supplies its high-performance wet friction technology for Volkswagen’s new hybrid DQ 400e dual-clutch transmission, launching in the 2014 Volkswagen Golf and Audi A3 e-tron. The new transmission for hybrid vehicles employs three clutches--a dual-clutch module plus a disconnecting clutch--to smoothly connect and disconnect the electric engine from the drivetrain. For all three clutches, BorgWarner’s leading wet friction technology improves shift performance, NVH and fuel economy.

•
BorgWarner’s production facility and engineering center in Itatiba City, Brazil, recently received Leadership in Energy and Environmental Design, also known as LEED certification. This achievement is a first for an automotive supplier in Brazil. LEED certification affirms sustainable building strategies and practices. Our environmentally friendly Brazilian campus was specifically designed and built to fulfill the demanding requirements for LEED certification. It is one of several BorgWarner facilities around the globe to achieve this prestigious certification.

•
BorgWarner supplies its innovative Pressure Sensor Glow Plug (PSG) for Volkswagen’s all new diesel engines starting with the 1.4-liter version and then adding the 1.6-liter and 2.0-liter versions later this year. BorgWarner’s PSG combines a highly efficient glow plug with an integrated pressure sensor to improve engine efficiency. The sensor measures the rapidly changing cylinder pressure in the combustion chamber and reports the data to the engine control unit, establishing closed-loop control of engine pressure that allows the engine controller to continuously adapt fuel injection for each cylinder.

•
BorgWarner is producing multi-spark ignition coils for Daimler’s six- and eight-cylinder engines. Specially designed for gasoline direct-injection (GDI) engines running stratified combustion, BorgWarner’s compact multi-spark ignition coil technology enlarges the ignition zone for more controlled and optimized combustion, improved fuel economy and reduced emissions.

At 9:30 a.m. ET today, a brief conference call concerning third quarter 2014 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 60 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$2,032.1	$1,806.2	$6,313.2	$5,551.2
Cost of sales	1,607.6	1,426.6	4,970.1	4,400.3
Gross profit	424.5	379.6	1,343.1	1,150.9

Selling, general and administrative expenses	174.5	157.7	529.5	472.6
Other expense (income), net	12.3	(3.7)	62.1	10.8
Operating income	237.7	225.6	751.5	667.5

Equity in affiliates’ earnings, net of tax	(14.8)	(10.4)	(35.8)	(31.2)
Interest income	(1.4)	(1.3)	(4.3)	(3.3)
Interest expense and finance charges	9.0	8.1	26.2	26.6
Earnings before income taxes and noncontrolling interest	244.9	229.2	765.4	675.4

Provision for income taxes	71.9	56.3	225.3	173.8
Net earnings	173.0	172.9	540.1	501.6

Net earnings attributable to the noncontrolling interest, net of tax	6.4	6.1	24.2	18.7
Net earnings attributable to BorgWarner Inc.	$166.6	$166.8	$515.9	$482.9

Earnings per share — diluted	$0.73	$0.72	$2.25	$2.08

Weighted average shares outstanding — diluted	228.7	230.5	229.2	231.9

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Capital expenditures, including tooling outlays	$140.6	$103.1	$397.9	$297.9

Depreciation and amortization:
Fixed assets and tooling	$74.9	$64.9	$226.3	$202.4
Intangible assets and other	6.9	6.7	20.7	20.1
	$81.8	$71.6	$247.0	$222.5

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
Engine	2014	2013	2014	2013
Drivetrain	$1,412.4	$1,210.3	$4,322.0	$3,756.1
Inter-segment eliminations	627.0	604.0	2,016.4	1,818.9
Net sales	(7.3)	(8.1)	(25.2)	(23.8)
Engine	$2,032.1	$1,806.2	$6,313.2	$5,551.2

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Engine	$222.6	$195.5	$696.0	$618.1
Drivetrain	68.0	65.9	237.6	181.7
Adjusted EBIT	290.6	261.4	933.6	799.8
Restructuring expense	13.1	—	67.6	—
Pension settlement	2.7	—	2.7	—
Program termination agreement	—	—	—	11.3
Retirement related obligations	—	—	—	5.9
Corporate, including equity in affiliates' earnings and stock-based compensation	22.3	25.4	76.0	83.9
Interest income	(1.4)	(1.3)	(4.3)	(3.3)
Interest expense and finance charges	9.0	8.1	26.2	26.6
Earnings before income taxes and noncontrolling interest	244.9	229.2	765.4	675.4
Provision for income taxes	71.9	56.3	225.3	173.8
Net earnings	173.0	172.9	540.1	501.6
Net earnings attributable to the noncontrolling interest, net of tax	6.4	6.1	24.2	18.7
Net earnings attributable to BorgWarner Inc.	$166.6	$166.8	$515.9	$482.9

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30, 2014	December 31, 2013
Assets

Cash	$782.8	$939.5
Receivables, net	1,466.1	1,248.5
Inventories, net	531.8	458.1
Other current assets	171.1	152.4
Total current assets	2,951.8	2,798.5

Property, plant and equipment, net	2,067.4	1,939.4
Other non-current assets	2,263.1	2,179.1
Total assets	$7,282.3	$6,917.0

Liabilities and Equity

Notes payable and other short-term debt	$605.7	$201.6
Accounts payable and accrued expenses	1,503.9	1,383.8
Income taxes payable	13.2	38.5
Total current liabilities	2,122.8	1,623.9

Long-term debt	705.8	1,021.0
Other non-current liabilities	653.5	639.7

Total BorgWarner Inc. stockholders’ equity	3,730.6	3,560.6
Noncontrolling interest	69.6	71.8
Total equity	3,800.2	3,632.4
Total liabilities and equity	$7,282.3	$6,917.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2014	2013
Operating
Net earnings	$540.1	$501.6
Non-cash charges (credits) to operations:
Depreciation and amortization	247.0	222.5
Restructuring expense, net of cash paid	44.2	—
Deferred income tax provision (benefit)	44.8	(9.0)
Other non-cash items	13.8	1.1
Net earnings adjusted for non-cash charges to operations	889.9	716.2
Changes in assets and liabilities	(343.7)	(201.4)
Net cash provided by operating activities	546.2	514.8

Investing
Capital expenditures, including tooling outlays	(397.9)	(297.9)
Net proceeds from asset disposals	3.2	22.8
Payments for business acquired, net of cash acquired	(106.4)	—
Net cash used in investing activities	(501.1)	(275.1)

Financing
Net increase in notes payable	369.9	14.3
Additions to long-term debt, net of debt issuance costs	107.8	272.0
Repayments of long-term debt, including current portion	(422.7)	(76.9)
Payments for purchase of treasury stock	(90.0)	(225.5)
Proceeds from stock options exercised, including the tax benefit	16.2	25.3
Taxes paid on employees' restricted stock award vestings	(23.5)	(29.2)
Dividends paid to BorgWarner stockholders	(86.8)	(28.5)
Dividends paid to noncontrolling stockholders	(20.4)	(10.7)
Net cash used in financing activities	(149.5)	(59.2)

Effect of exchange rate changes on cash	(52.3)	24.2

Net (decrease) increase in cash	(156.7)	204.7

Cash at beginning of year	939.5	715.7
Cash at end of period	$782.8	$920.4